The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2018

Citigroup Global Markets Holdings Inc.	October-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH1572 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Equity Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due January-----, 2020

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you must be willing to accept the risks that (i) the securities may be automatically redeemed prior to maturity in the circumstances described below and (ii) if the securities are not automatically redeemed prior to maturity and a knock-in event (as described below) occurs, you will be exposed to any depreciation in the worst performing underlying from its initial underlying value to its closing value on the valuation date and the payment you receive at maturity may be significantly less than the stated principal amount of your securities, and possibly nothing. Each of these risks will depend on the performance of the worst performing of the S&P 500® Index and the Russell 2000® Index (each, an “underlying”), as described below. You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any of the underlyings regardless of the performance of any other underlyings. Although you will be exposed to downside risk with respect to the worst performing underlying, you will not participate in any appreciation of the underlyings or receive any dividends paid on the underlyings or the stocks included in or held by the underlyings, as applicable.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Underlyings:	Underlyings	Initial underlying value*	Knock-in value**
	S&P 500® Index	2,767.13	1,936.991
	Russell 2000® Index	1,546.679	1,082.675
	* For each of the underlyings, its closing value on the strike date ** For each of the underlyings, 70% of its initial underlying value

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	October 12, 2018
Pricing date:	October , 2018 (expected to be October 19, 2018)
Issue date:	October , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	January , 2020 (expected to be January 21, 2020), subject to postponement if such date is not a scheduled trading day for any of the underlyings or if certain market disruption events occur with respect to any of the underlyings
Maturity date:	Unless earlier redeemed, January , 2020 (expected to be January 24, 2020)
Coupon payments:	At least 0.6125% of the stated principal amount (approximately 7.35% per annum) (to be determined on the pricing date) paid on each monthly coupon payment date, subject to automatic early redemption
Coupon payment dates:	Expected to be November 27, 2018, December 27, 2018, January 29, 2019, February 26, 2019, March 26, 2019, April 29, 2019, May 28, 2019, June 26, 2019, July 26, 2019, August 26, 2019, September 26, 2019, October 28, 2019, November 26, 2019, December 27, 2019 and the maturity date
Observation dates:	The day of each month (expected to be the 19th day of each month), beginning in July 2019 and ending in December 2019, each subject to postponement on the same basis as if it were the valuation date
Payment at maturity:

If the securities have not been earlier redeemed, for each $1,000 stated principal amount security you hold at maturity, you will be entitled to receive the final coupon payment plus:

▪       If the closing value of the worst performing underlying on the valuation date is greater than or equal to the applicable initial underlying value: $1,000

▪       If the closing value of the worst performing underlying on the valuation date is less than the applicable initial underlying value and a knock-in event has not occurred: $1,000

▪       If the closing value of the worst performing underlying on the valuation date is less than the applicable initial underlying value and a knock-in event has occurred:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the valuation date)

If the closing value of the worst performing underlying on the valuation date is less than the applicable initial underlying value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$2.50	$997.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $949.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $997.50 per security, assuming no custodial fee is charged by a selected dealer, and up to $1,000 per security, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-07 dated June 15, 2018 Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing value of the worst performing underlying on that date is greater than or equal to its initial underlying value, each security you then hold will be automatically redeemed on the related coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment. If the securities are automatically redeemed prior to maturity, you will not receive any further coupon payments following the redemption.
Potential redemption dates:	Each observation date beginning in July 2019 and ending in December 2019
Closing value:	For each underlying on any date, its closing value on that date
Knock-in event:	A knock-in event will occur if, on any trading day during the observation period, the closing value of the worst performing underlying on that trading day is less than the applicable knock-in value
Observation period:	The period from but excluding the pricing date to and including the valuation date
Underlying return:	For each of the underlyings on any date, (i) its closing value on that date minus its initial underlying value divided by (ii) its initial underlying value
Worst performing underlying:	For any date, the underlying with the lowest underlying return on that date
CUSIP / ISIN:	17326YT48 / US17326YT489

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlyings. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the S&P 500® Index and the Russell 2000® Index. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of an observation date. If a scheduled observation date is not a scheduled trading day for any of the underlyings or if a market disruption event occurs with respect to any of the underlyings on a scheduled observation date, that observation date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If a scheduled observation date is postponed, the closing value of each of the underlyings in respect of that observation date will be determined based on (i) for any underlying for which the originally scheduled observation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled observation date, the closing value of such underlying on the originally scheduled observation date and (ii) for any other underlyings, the closing values of such underlyings on the observation date as postponed (or, if earlier, the first scheduled trading day for such underlyings following the originally scheduled observation date on which a market disruption event did not occur with respect to such underlyings).

Postponement of the valuation date. If the scheduled valuation date is not a scheduled trading day for any of the underlyings or if a market disruption event occurs with respect to any of the underlyings on the scheduled valuation date, the valuation date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If the scheduled valuation date is postponed, the closing value of each of the underlyings in respect of the valuation date will be determined based on (i) for any underlying for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing value of such underlying on the originally scheduled valuation date and (ii) for any other underlyings, the closing values of such underlyings on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlyings following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlyings).

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity on the Securities

The examples below illustrate how to calculate the payment at maturity on the securities, assuming the securities have not been earlier automatically redeemed. You should understand that the term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as approximately nine months by the automatic early redemption feature of the securities, which is not reflected in the examples below. The outcomes illustrated below are not exhaustive, and your actual payment at maturity on the securities (if the securities are not earlier automatically redeemed) may differ from any example illustrated below. The examples below assume that the coupon rate is set at the lowest value indicated on the cover page of this pricing supplement. The actual coupon rate will be determined on the pricing date. For ease of analysis, figures below have been rounded.

Example 1: In this example, the closing value of the worst performing underlying on the valuation date is greater than its initial underlying value. Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities plus the final coupon payment. You would not participate in the appreciation of any of the underlyings. Because the closing value of the worst performing underlying on the valuation date is greater than the applicable initial underlying value, you would receive the $1,000 stated principal of the securities regardless of whether or not a knock-in event has occurred.

Example 2: In this example, the closing value of the worst performing underlying on the valuation date has depreciated from the applicable initial underlying value by 10% and a knock-in event has not occurred. Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities plus the final coupon payment even though the closing value of the worst performing underlying on the valuation date has depreciated from the applicable initial underlying value.

Example 3: In this example, the closing value of the worst performing underlying on the valuation date has depreciated from the applicable initial underlying value by 70% and a knock-in event has occurred. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 + ($1,000 × underlying return of the worst performing underlying) + final coupon payment

= $1,000 + ($1,000 × -70%) + $6.125

= $1,000 + -$700 + $6.125

= $306.125

In this example, you would receive significantly less than the stated principal amount of your securities at maturity. You would incur a loss based on the performance of the worst performing underlying, even though the closing values of the other underlyings on the valuation date are greater than their knock-in values.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a knock-in event has occurred, you will be fully exposed to any depreciation of the worst performing underlying. If a knock-in event has occurred, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value to its closing value on the valuation date, regardless of the performance of the other underlyings. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your opportunity to receive coupon payments may be limited by the automatic early redemption feature. Beginning approximately nine months after issuance, the securities will be automatically redeemed following a monthly observation date if the closing value of the worst performing underlying on that date is greater than or equal to its initial underlying value. If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as nine months.

PS-3

Citigroup Global Markets Holdings Inc.

▪	The initial underlying values, which were set on the strike date, may be higher than the closing values of the underlyings on the pricing date. If the closing values of the underlyings on the pricing date are less than the initial underlying values that were set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying values set on the pricing date.

▪	Higher coupon payment rates are associated with greater risk. The securities offer coupon payments at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon payment rate, investors in the securities will be subject to significantly greater risk than investors in our conventional debt securities, including the risk that you may lose a significant portion, and up to all, of your investment at maturity. The volatility of and the correlation among the underlyings are important factors affecting these risks. In general, the higher the expected volatility of the underlyings, and the lower the expected correlation among the underlyings, the greater the coupon payment rate on the securities. However, higher expected volatility and lower expected correlation would also represent a greater expected likelihood as of the pricing date that the closing value of any one of the underlyings will be less than its knock-in value on any day during the observation period and the closing value of the worst performing underlying on the valuation date will be less than its initial underlying value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to the risks of all of the underlyings and will be negatively affected if any of the underlyings perform poorly, even if the other underlying perform well. You are subject to risks associated with all of the underlyings. If any of the underlyings perform poorly, you will be negatively affected, even if the other underlying perform well. The securities are not linked to a basket composed of the underlyings, where the better performance of some could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of the better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The securities may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the worst performing underlying, resulting in a better return than the return of the worst performing underlying.

▪	You will be subject to risks relating to the relationship among the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of the underlyings that are not the worst performing underlying is not relevant to your return on the securities. It is impossible to predict what the relationship among the underlyings will be over the term of the securities. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities offer downside exposure to the underlyings, but no upside exposure to the underlyings. You will not participate in any appreciation in the value of any of the underlyings over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on any of the underlyings over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to any of the underlyings or the stocks included in or held by the underlyings, as applicable.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the

PS-4

Citigroup Global Markets Holdings Inc.

securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlyings, the dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the correlation among the underlyings, dividend yields on the stocks included in or held by, as applicable, the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities is not a recommendation of any of the underlyings. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to any of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other of our affiliates’ activities may affect the values of the underlyings in a way that has a negative impact on your interests as a holder of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The values of the underlyings may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the S&P 500® Index and the Russell 2000® Index and other financial instruments related to the underlyings or the stocks included in or held by the underlyings, as applicable, and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the S&P 500® Index and the Russell 2000® Index and other financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the underlyings in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in or held by the underlyings, as applicable, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the S&P 500® Index and the Russell 2000® Index may add, delete or substitute the stocks that constitute those indices or make other methodological changes that could affect the values of those indices. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underlyings and the value of and your payment at maturity on the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

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Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on October 12, 2018 was 2,767.13.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2008 to October 12, 2018. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2008 to October 12, 2018

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Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the securities and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on October 12, 2018 was 1,546.679.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2008 to October 12, 2018. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2008 to October 12, 2018

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in

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respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

GMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.50 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $2.50 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisers in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing values of any of the underlyings and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

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The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

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(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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